UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 August 13, 1997


                          Gum Tech International, Inc.
               ---------------------------------------------------
              (Exact name of registrant as specified in it charter)


         Utah                           0-27646              87-0482806
 ---------------------------          ------------        ---------------------
(State or other jurisdiction          (Commission           (I.R.S. Employer
of incorporation)                      File Number)       Identification Number)


                            4205 North Seventh Avenue
                                    Suite 300
                             Phoenix, AZ 85013-3080
                    (Address of principal executive offices)
        -----------------------------------------------------------------
        Registrant's telephone number, including area code (602) 277-0606


                                 Not applicable
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)







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ITEM 5.  Other Events

     On August 13, 1997, Gum Tech International, Inc. and Nabisco, Inc. entered into a "Joint Development Agreement." The objective of the agreement is to develop and commercialize a number of new and improved products. In the development phase of the agreement, Gum Tech will combine its expertise in areas such as coatings and active ingredients with Nabisco's expertise in areas such as gum bases and flavors. Gum Tech commits to having a minimum manufacturing capacity for at least 20 million units from now until June 1, 1998.

     Nabisco and Gum Tech will jointly develop new products and/or modify existing products, if necessary. Gum Tech shall bear primary responsibility for manufacturing products. Nabisco is responsible for assuring performance and efficacy testing. The products developed will be jointly owned by Nabisco and Gum Tech, except for those ingredients considered proprietary by either party. Gum Tech may not produce jointly developed products for companies other than Nabisco.

     Both parties shall bear their own costs as to the respective tasks which they perform, unless a further written agreement is signed respecting division of costs.

     Nabisco shall be the exclusive sub-licensee of Gum Tech in a licensed proprietary compound from Gum Tech in certain retail areas. Gum Tech may not offer this compound in those areas to other customers or potential customers.

     During the term of the agreement, Gum Tech agrees that it will refrain from engaging in similar product development and manufacturing efforts directed to the domestic market with certain companies determined by Nabisco. Likewise, Nabisco will refrain from similar product development efforts with other potential gum manufacturers.

     The agreement contains confidentiality provisions designed to safeguard the confidential information to be shared by the parties under the agreement.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  GUM TECH INTERNATIONAL, INC.
                                  (Registrant)

                                   By:  /s/ Jeffrey L. Bouchy
                                        ----------------------------------------
                                        Jeffrey L. Bouchy
                                        Senior Vice President-Chief Financial
                                        Officer
Dated: August 14, 1997